ERNST & YOUNG LLP


August 18, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

We have read Item 4 of Form 8-K dated August 18, 1997, of Harbor Bankshares Corporation and are in agreement with the statements contained in paragraphs two through five on page one therein. We have no basis to agree or disagree with other statements of the registrant contained herein.


                                                       /s/ Ernst & Young LLP